November 13, 2006

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen;

We have read the section entitled, “Changes in and disagreements with accountants on accounting and financial disclosure”, included in the registration statement being filed on form SB2, A/6 for Royal Capital Management, Inc. to be filed November 13, 2006 , and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours

/s/ Gately & Associates, LLC

CC: Eduard Klebanov, CEO
Royal Capital Management, Inc.